UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2011 (May 25, 2011)

Toys “R” Us, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way, Wayne, New Jersey 07470

(Address of Principal Executive Offices, including Zip Code)

(973) 617-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 25, 2011, Toys “R” Us-Delaware, Inc. (“Toys-Delaware”), a wholly-owned subsidiary of Toys “R” Us, Inc. (the “Company”), and certain of Toys-Delaware’s direct and indirect subsidiaries, entered into an incremental joinder agreement (the “Joinder Agreement”) to the Amended and Restated Credit Agreement (the “Amended Credit Agreement”) by and between, among others, Toys-Delaware, as the borrower, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other agents and the lenders party thereto (collectively, the “Lenders”). The Joinder Agreement added a new tranche of term loans in an aggregate principal amount of $400.0 million (the “Term B-2 Loans”) under the Amended Credit Agreement resulting in a total facility size of $1.1 billion, as previously disclosed.

Beginning August 31, 2011, Toys-Delaware is required to repay the Term B-2 Loans in equal quarterly installments in an aggregate amount per annum equal to 1% of the total funded principal amount, with the balance payable on May 25, 2018. The Term B-2 Loans bear interest equal to, at the option of Toys-Delaware, (i) LIBOR plus a margin of 3.75% per annum subject to a LIBOR floor of 1.50% or (ii) the Base Rate (defined as the highest of (x) the Federal Funds Rate plus 0.50%, (y) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (z) one-month LIBOR plus 1.00%) plus a margin of 2.75% per annum, subject to a Base Rate Floor of 2.50%, with each of the rates set forth in clauses (i) and (ii) subject, following delivery of financial statements for the third fiscal quarter of 2011, to a 0.25% step-down based on Toys-Delaware’s total leverage ratio.

The Term B-2 Loans are secured by the same collateral as the existing borrowings under the Amended Credit Agreement. The Term B-2 Loans are subject to mandatory prepayments on the same terms as other borrowings under the Amended Credit Agreement, as well as the same events of default and covenants.

In the event that the Term B-2 Loans are optionally prepaid, the existing term loans under the Amended Credit Agreement will be repaid ratably except that if there is a repricing transaction with respect to the existing term loans, the existing term loans will be repaid prior to any prepayments under the Term B-2 Loans. In addition, if the Term B-2 Loans are optionally prepaid in connection with a repricing transaction prior to May 25, 2012, Toys-Delaware shall pay a 1.00% prepayment premium to the lenders under the Term B-2 Loans.

The net proceeds from the Term B-2 Loans, together with other available funds, will be used to provide funds to redeem in full Toys “R” Us, Inc.’s $500 million outstanding 7.625% Senior Notes due 2011 (the “2011 Notes”) including accrued interest, premiums and expenses.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 8.01	Other Events

On May 26, 2011, the Company provided notice to the holders of the 2011 Notes that it would redeem all such notes on or about June 24, 2011. The Company estimates that the redemption price will be approximately $1,007.47 per $1,000 principal amount of 2011 Notes redeemed and that the total redemption price, including interest and premiums, will be approximately $518.9 million. The redemption price will be finalized prior to the redemption date to reflect the applicable treasury rate in accordance with the indenture governing the 2011 Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOYS “R” US, INC.

By:	/s/ Charles Knight
Name:	Charles Knight
Title:	Senior Vice President – Controller

Date: May 26, 2011